Exhibit 15.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of our reports dated March 30, 2026, with respect to the consolidated financial statements of Kenon Holdings Ltd., and the effectiveness of internal control over financial reporting.

Somekh Chaikin
Member firm of KPMG International
Tel Aviv, Israel

March 30, 2026